Registration No. 333-183156

Registration No. 333-150744

Registration No. 333-138685

Registration No. 333-117774

Registration No. 333-103538

Registration No. 333-67238

Registration No. 333-39832

Registration No. 333-74145

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 183156

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 150744

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 138685

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 117774

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 103538

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 67238

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333- 39832

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-74145

UNDER THE SECURITIES ACT OF 1933

CEB Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware		52-2056410
(State of Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)

1919 North Lynn Street, Arlington, Virginia 22209 (571) 303-3000 (Address of Principal Executive Offices)

The Corporate Executive Board Company 2012 Stock Incentive Plan

The Corporate Executive Board Deferred Compensation Plan

The Corporate Executive Board Company 2004 Stock Incentive Plan

The Corporate Executive Board Company 2002 Non-Executive Stock Incentive Plan

The Corporate Executive Board Company 2001 Stock Option Plan

The Corporate Executive Board Company Employee Stock Purchase Plan

The Corporate Executive Board Company Stock-Based Incentive Compensation Plan

The Corporate Executive Board Company 1999 Stock Option Plan

The Corporate Executive Board Company Directors’ Stock Plan

(Full Title of Plan)

c/o Craig W. Safian

President

CEB Inc.

1919 North Lynn Street,

Arlington, Virginia 22209

(571) 303-3000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Christian Nagler, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

CEB Inc. (the “Registrant”) is filing with the Securities and Exchange Commission (the “SEC”) these Post-Effective Amendments (these “Post-Effective Amendments”) in connection with the following Registration Statements on Form S-8 (each a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement No. 333-183156, filed with the SEC on August 8, 2012, pertaining to the registration of 10,823,639 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Registrant for issuance pursuant to The Corporate Executive Board Company 2012 Stock Incentive Plan;

•	Registration Statement No. 333-150744, filed with the SEC on May 8, 2008, pertaining to the registration of 2,300,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company 2004 Stock Incentive Plan;

•	Registration Statement No. 333-138685, filed with the SEC on November 14, 2006, pertaining to the registration of 50,000,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Deferred Compensation Plan;

•	Registration Statement No. 333-117774, filed with the SEC on July 30, 2004, pertaining to the registration of 4,000,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company 2004 Stock Incentive Plan;

•	Registration Statement No. 333-103538, filed with the SEC on February 28, 2003, pertaining to the registration of 7,300,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company 2002 Non-Executive Stock Incentive Plan;

•	Registration Statement No. 333-67238, filed with the SEC on August 10, 2001, pertaining to the registration of 2,700,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company 2001 Stock Option Plan;

•	Registration Statement No. 333-39832, filed with the SEC on June 22, 2000, pertaining to the registration of 525,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company Employee Stock Purchase Plan; and

•	Registration Statement No. 333-74145, filed with the SEC on March 9, 1999, pertaining to the registration of (i) 5,504,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company Stock-Based Incentive Compensation Plan (the “Incentive Plan”), (ii) 1,892,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company 1999 Stock Option Plan and (iii) 430,000 shares of Common Stock of the Registrant for issuance pursuant to The Corporate Executive Board Company Directors’ Stock Plan.

On April 5, 2017, pursuant to an Agreement and Plan of Merger, dated as of January 5, 2017, by and among the Registrant, Gartner, Inc., a Delaware corporation (“Gartner”), and Cobra Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Gartner (the “Sub”), Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly owned subsidiary of Gartner.

As a result of the Merger, the Registrant has terminated any offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant is filing these Post-Effective Amendments to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to terminate the effectiveness of the Registration Statements, and, in accordance with the undertakings made by the Registrant in the Registration Statements, to remove from registration any and all of the securities previously registered under the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, CEB Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on the seventh day of April, 2017.

CEB INC.

By:	/s/ Craig W. Safian
Craig W. Safian
President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.